AT THE COMPANY

Beverly Bergman
(617) 570-4614

                    Winthrop Realty Trust Files 10Q Extension
     Change in Accounting Principle Reduces Net Income set forth in Earnings
         Release; Has no Effect on Reported FFO or Cash From Operations

      BOSTON, May 11 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE: FUR) today announced that it will file for an extension of time to file its Quarterly Report on Form 10Q for the quarter ended March 31, 2007 with the Securities and Exchange Commission.

      The reason for the extension is due to a recharacterization in the treatment of the Trust's change in accounting principle relating to the $1,916,000 prior liability. This correction is due to the adoption of FIN 48 which became effective January 1, 2007. In the Trust's earnings release dated May 9, 2007, the Trust had included in net income for the three months ended March 31, 2007 the $1,916,000 which resulted in the Trust reporting an increase in net income. FIN 48 provides that the $1,916,000 is to be recognized as a cumulative effect adjustment to shareholders equity and not treated as income. As a result of the exclusion of the $1,916,000 in the Trust's net income, the Trust's net income for the three months ended March 31, 2007 is reduced to $8,701,000, $0.12 per common share diluted as compared to $10,163,000, $0.19 per common share diluted, for the three months ended March 31, 2006. The $1,024,000 increase in net income reported in the May 9 release that excluded the accounting principle change as well as the sale by the Trust of its interest in Sizeler Property Investors and its 427 South LaSalle property is unaffected by the impact of FIN 48. Further, the foregoing correction has no impact to the Trust's reported FFO or cash flow from operations.

      Due to the foregoing, the Trust requires additional time to complete its Form 10Q but expects to file its 10Q by May 15, 2007.

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports including the annual report on Form 10-K for the year ended December 31, 2006. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.